COMMERCIAL PROMISSORY NOTE

This COMMERCIAL PROMISSORY NOTE ("Promissory Note") is entered into as of ("Disbursement Date"), and FOR VALUE RECEIVED, the undersigned, {{series_name}} , **a Delaware series limited liability company,** having an address of **105 West 125th St, Front 1 #1017, New York, NY 10027** ("Maker"), jointly and severally (if more than one) promises to pay to the order of Landa Financing LLC, a Delaware Limited Liability Company, at its principal place of business at **105 West 125th St, Front 1 #1017, New York, NY 10027** ("Lender"), or at such other place as the holder hereof may designate, the principal sum of Dollars {{loan_amt_words}} **($**{{loan_amt_fig}}**)**,with interest on the unpaid principal balance, as hereinafter provided, together with all taxes assessed upon this Note and together with any costs, expenses, and reasonable attorney's fees actually incurred in the collection of this Note or in protecting, maintaining, or enforcing its security interest or any mortgage, deed of trust or other instrument securing this Note or upon any litigation or controversy affecting this Note or the security given therefor, including, without limitation, proceedings under the United States Bankruptcy Code.

1. Defined Terms.

"**Event of Default**" shall mean the event when payment, interest or principal, is due and the Maker fails to make the requisite payment on that day. In addition to the defined terms found elsewhere in this Note, as used in this Note, the following definitions shall apply:

1.1. Business Day. Any day other than a Saturday, a Sunday or any other day on which banks are authorized or required to close in New York, New York.

1.2. *[Intentionally Omitted]*

1.3. First Payment Due Date. {{interest_start_date}}

1.4. Indebtedness. The principal of, interest on, or any other amounts due at any time under this Note.

1.5. Interest Rate. From the Disbursement Date to and excluding the Maturity Date, the Interest Rate shall be an annual rate equal of {{interest_rate}}.

1.6. Lender. The holder(s) from time to time of this Note.

1.7. Loan. The loan evidenced by this Note.

1.8. Maturity Date. The earlier of (i) {{maturity_date}}**,** and (ii) the date on which the unpaid principal balance of this Note becomes due and payable by acceleration or otherwise pursuant to the Loan Documents or the exercise by Lender of any right or remedy under any Loan Document.

1.9. Maximum Interest Rate. The rate of interest that results in the maximum amount of interest allowed by applicable law.

1.10. Payment Due Date. The First Payment Due Date and any subsequent date on which a monthly installment of interest is due and payable pursuant to Section 3.

1.11. *[Intentionally Omitted]*

1.12. *[Intentionally Omitted]*

1.13. *[Intentionally Omitted]*

1.14. *[Intentionally Omitted]* .

1.15. *[Intentionally Omitted]*

2. Address for Payment. All payments due under this Note shall be payable by the Maker to Lender in Dollars, in immediately available funds without counterclaim, setoff, deduction, defense, abatement, suspension or deferment. The Lender shall provide wire instructions to the Maker. Payments must be received by the Lender on or prior to 4:00 p.m. on a Business Day; provided that, payments received by the Lender after 4:00 p.m. on a Business Day will be deemed to have been paid on the next following Business Day.

3. Payments.

3.1. Interest shall accrue on the outstanding principal balance of this Note at the Interest Rate, subject to the provisions of Section 8.

3.2. Interest under this Note shall be computed, payable and allocated on the basis of a 30-day month and a 360-day calendar year. A balloon payment will be due upon full repayment of this Note if this Note is not repaid until the Maturity Date.

3.3. Interest for the period beginning on the Disbursement Date and ending on and including the last day of such calendar month shall be payable by Maker on or before the Disbursement Date. The Payment Due Date for the first monthly installment payment under Section 3.4 of interest will be the First Payment Due Date set forth in Section 1. Except as provided in this Section 3.3 and in Section 10, accrued interest will be payable in arrears.

3.4. Beginning on the First Payment Due Date, and continuing until and including the monthly installment due on the Maturity Date, accrued interest only shall be payable by Maker in consecutive monthly installments due and payable on the first day of each calendar month. The amount of the initial monthly installment of interest only payable pursuant to this Section 3.4 shall be Dollars {{monthly_int_words}} (${{monthly_int_fig}}).

3.5. All remaining Indebtedness, including all principal and interest, shall be due and payable by Maker on the Maturity Date. All payments under this Note shall be made in immediately available U.S. funds. Any regularly scheduled monthly installment of interest only that is received by Lender before the date it is due shall be deemed to have been received on the due date solely for the purpose of calculating interest due. Any accrued interest remaining past due for thirty (30) days or more, at Lender's discretion, may be added to and become part of the unpaid principal balance of this Note and any reference to "accrued interest" shall refer to

accrued interest that has not become part of the unpaid principal balance. Any amount added to principal pursuant to the Loan Documents shall bear interest at the applicable rate or rates specified in this Note and shall be payable with such interest upon demand by Lender and absent such demand, as provided in this Note for the payment of interest only.

3.6. Lender shall provide Maker with notice of the amount of each monthly installment due under this Note. However, if Lender has not provided Maker with prior notice of the monthly payment due on any Payment Due Date, then Maker shall pay on that Payment Due Date an amount equal to the monthly installment payment for which Maker last received notice. If Lender at any time determines that Maker has paid one or more monthly installments in an incorrect amount because of the operation of the preceding sentence, or because Lender has miscalculated the amount of any monthly installment, then Lender shall give notice to Maker of such determination. If such determination discloses that Maker has paid less than the full amount due for the period for which the determination was made, Maker, within thirty (30) calendar days after receipt of the notice from Lender, shall pay to Lender the full amount of the deficiency. If such determination discloses that Maker has paid more than the full amount due for the period for which the determination was made, then the amount of the overpayment shall be credited to the next installment(s) of interest only, due under this Note (or, if an Event of Default has occurred and is continuing, such overpayment shall be credited against any amount owing by Maker to Lender).

3.7. In accordance with Section 14, interest charged under this Note cannot exceed the Maximum Interest Rate.

4. **Application of Payments.** If at any time Lender receives, from Maker or otherwise, any amount applicable to the Indebtedness that is less than all amounts due and payable at such time, Lender may apply the amount received to amounts then due and payable in any manner and in any order determined by Lender, in Lender's discretion. Maker agrees that neither Lender's acceptance of a payment from Maker in an amount that is less than all amounts then due and payable nor Lender's application of such payment shall constitute or be deemed to constitute either a waiver of the unpaid amounts or an accord and satisfaction.

5. *[Intentionally Omitted]*

6. **Acceleration.** If an Event of Default has occurred and is continuing, the entire unpaid principal balance, any accrued interest, and all other amounts payable under this Note and any other Loan Document, shall at once become due and payable, at the option of Lender, without any prior notice to Maker (except if notice is required by applicable law, then after such notice). Lender may exercise this option to accelerate regardless of any prior forbearance.

7. *[Intentionally Omitted]*

8. *[Intentionally Omitted]*

9. *[Intentionally Omitted]*

10. Voluntary and Involuntary Prepayments.

10.1. receipt by Lender of principal due under this Note prior to the Maturity Date due to sale, refinance or curtailment, other than principal required to be paid in monthly installments pursuant to Section 3 or principal repaid due to application of casualty or condemnation proceeds pursuant to Section 10.6, constitutes a prepayment of principal under this Note. Without limiting the foregoing, any application by Lender, prior to the Maturity Date, of any proceeds of collateral or other security to the repayment of any portion of the unpaid principal balance of this Note constitutes a prepayment under this Note. Such prepayments of all or a portion of the unpaid principal balance of this Note at any time prior to Maturity date shall hereinafter be referred to as a "Prepayment."

10.2. Maker may voluntarily make a Prepayment on a Payment Due Date so long as Maker designates the date for such Prepayment in a notice from Maker to Lender given at least thirty (30) days prior to the date of such Prepayment. If a Payment Due Date (as defined in Section 1) falls on a day that is not a Business Day, then with respect to payments made under this Section 10 only, the term "Payment Due Date" shall mean the Business Day immediately preceding the scheduled Payment Due Date.

10.3. Notwithstanding Section 10.2, Maker may voluntarily make a Prepayment on a Business Day other than a Payment Due Date if Maker provides Lender with the notice set forth in Section 10.2 and meets the other requirements set forth in this Section 10.3. Maker acknowledges that Lender has agreed that Maker may make a Prepayment on a Business Day other than a Payment Due Date only because Lender shall deem any Prepayment received by Lender on any day other than a Payment Due Date to have been received on the Payment Due Date immediately following such Prepayment and Maker shall be responsible for all interest that would have been due if the Prepayment had actually been made on the Payment Due Date immediately following such Prepayment.

10.4. In order to voluntarily make a Prepayment, Maker must also pay to Lender, together with the amount of principal being prepaid, (i) all accrued and unpaid interest due under this Note, plus (ii) all other sums due to Lender at the time of such Prepayment.

10.5. *[Intentionally Omitted]*

10.6. *[Intentionally Omitted]*

10.7. Unless Lender agrees otherwise in writing, a permitted or required Prepayment of less than the unpaid principal balance of this Note shall not extend or postpone the due date of any subsequent monthly installments or change the amount of such installments.

10.8. Maker recognizes that any Prepayment, whether voluntary or involuntary or resulting from an Event of Default by Maker, will result in Lender incurring loss, including reinvestment loss, additional expense and frustration or impairment of Lender's ability to meet its commitments to third parties. Maker agrees to pay to Lender upon demand damages for the detriment caused by any Prepayment.

11. Costs and Expenses. To the fullest extent allowed by applicable law, Maker shall pay: (a) all expenses and costs, including reasonable attorney's fees and costs actually incurred by Lender or any Loan servicer as a result of any default under this Note or in connection with efforts to collect any amount due under this Note, or to enforce the provisions of any of the other Loan Documents (whether or not any lawsuit or other proceeding is instituted), including those incurred in post-judgment collection efforts and in any bankruptcy proceeding (including any action for relief from the automatic stay of any bankruptcy proceeding) or judicial or non-judicial foreclosure proceeding; and (b) all expenses and costs, including reasonable attorney's fees and costs, incurred by Lender or any Loan servicer in connection with the servicing of the Loan, including without limitation responding to requests from Maker, and expenses and costs incurred in connection with potential defaults or other legal questions regarding the Loan.

12. Forbearance. Any forbearance by Lender in exercising any right or remedy under this Note, or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of that or any other right or remedy. The acceptance by Lender of any payment after the due date of such payment, or in an amount which is less than the required payment, shall not be a waiver of Lender's right to require prompt payment when due of all other payments or to exercise any right or remedy with respect to any failure to make prompt payment. Enforcement by Lender of any security for Maker's obligations under this Note shall not constitute an election by Lender of remedies so as to preclude the exercise of any other right or remedy available to Lender.

13. Waivers. Maker of this Note and all other third party obligors waive presentment, demand, notice of dishonor, protest, notice of acceleration, notice of intent to demand or accelerate payment or maturity, presentment for payment, notice of nonpayment, grace, and diligence in collecting the Indebtedness.

14. Loan Charges. Neither this Note nor any of the other Loan Documents shall be construed to create a contract for the use, forbearance or detention of money requiring payment of interest at a rate greater than the Maximum Interest Rate. If any applicable law limiting the amount of interest or other charges permitted to be collected from Maker in connection with the Loan is interpreted so that any interest or other charge provided for in any Loan Document, whether considered separately or together with other charges provided for in any other Loan Document, violates that law, and Maker is entitled to the benefit of that law, that interest or charge is hereby reduced to the extent necessary to eliminate that violation. The amounts, if any, previously paid to Lender in excess of the permitted amounts shall be applied by Lender to reduce the unpaid principal balance of this Note. For the purpose of determining whether any applicable law limiting the amount of interest or other charges permitted to be collected from Maker has been violated, all Indebtedness that constitutes interest, as well as all other charges made in connection with the Indebtedness that constitute interest, shall be deemed to be allocated and spread ratably over the stated term of this Note. Unless otherwise required by applicable law, such allocation and spreading shall be effected in such a manner that the rate of interest so computed is uniform throughout the stated term of this Note.

15. Purpose of Indebtedness. Maker represents and warrants to Lender that the proceeds of this Note will be used solely for business, commercial investment, or similar purposes, and that no portion of it will be used for agricultural, personal, family, or household purposes.

16. Counting of Days. Except where otherwise specifically provided, any reference in this Note to a period of "days" means calendar days, not Business Days.

17. Governing Law. This Note shall be governed by law of State of Delaware. .

18. Construction. The captions and headings of the Sections of this Note are for convenience only and shall be disregarded in construing this Note. Any reference in this Note to an "Exhibit" or a "Section" shall, unless otherwise explicitly provided, be construed as referring, respectively, to an Exhibit attached to this Note or to a Section of this Note. All Exhibits attached to or referred to in this Note are incorporated by reference in this Note. Any reference in this Note to a statute or regulation shall be construed as referring to that statute or regulation as amended from time to time. Use of the singular in this Note includes the plural and use of the plural includes the singular. As used in this Note, the term "including" means "including, but not limited to" and the term "includes" means "includes without limitation." The use of one gender includes the other gender, as the context may require. Unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document in this Note shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in this Note or any other Loan Document).

19. Notices; Written Modifications.

19.1. All notices, demands and other communications required or permitted to be given pursuant to this Note shall be given in accordance with the notice provisions set forth below

To : Landa Financing LLC
105 W 125 St
New York, NY 40027
Attn: Yishai Cohen
email: legal@landa.app

19.2. Any modification or amendment to this Note shall be ineffective unless in writing signed by the party sought to be charged with such modification or amendment and provided in accordance with the notice provisions set forth in the Security Instrument.

20. Consent to Jurisdiction and Venue. Maker agrees that any controversy arising under or in relation to this Note may be litigated in the jurisdiction of the state of the Governing Law. The state and federal courts and authorities with jurisdiction in the state of the Governing Law shall have non-exclusive jurisdiction over all controversies that shall arise under or in relation to this Note. Maker irrevocably consents to service, jurisdiction, and venue of such courts for any such litigation and waives any other venue or defense to venue to which it might be entitled by virtue of domicile, habitual residence, inconvenient forum or otherwise. However, nothing in this Note is intended to limit any right that Lender may have to bring any suit, action or proceeding relating to matters arising under this Note in any court of any other jurisdiction.

21. Counterparts. This Note may be executed in any number of counterparts each of which shall be deemed an original, but all such counterparts together shall constitute but one Note.

22. <u>Assignment</u>. This Note is made and entered into for the sole protection and benefit of Lender and Maker, and no other person or persons shall have any right of action under this Note. This Note cannot be assigned and to effect a transfer of any interest in the Indebtedness evidenced by this Note it must be surrendered for termination and a new note signed by the Maker for the benefit of the new holder.

23. <u>WAIVER OF TRIAL BY JURY</u>. TO THE MAXIMUM EXTENT PERMITTED AND ENFORCEABLE UNDER APPLICABLE LAW, MAKER AND LENDER BY ITS ACCEPTANCE HEREOF EACH (A) AGREES NOT TO ELECT A TRIAL BY JURY WITH RESPECT TO ANY ISSUE ARISING OUT OF THIS NOTE OR THE RELATIONSHIP BETWEEN THE PARTIES AS LENDER AND MAKER THAT IS TRIABLE OF RIGHT BY A JURY AND (B) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO SUCH ISSUE TO THE EXTENT THAT ANY SUCH RIGHT EXISTS NOW OR IN THE FUTURE. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN BY EACH PARTY, KNOWINGLY AND VOLUNTARILY WITH THE BENEFIT OF COMPETENT LEGAL COUNSEL.

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IN WITNESS WHEREOF, this Promissory Note has been duly executed by the parties as of the date first above written.

{{series_name}} By: Landa Holdings, as manager	**Landa Financing LLC** By: Landa Management LLC, as manager By: Landa Holdings, Inc., as member manager
By: Yishai Cohen	By: Yishai Cohen
Name: Yishai Cohen	Name: Yishai Cohen
Title: CEO	Title: CEO

Execution Date: {{start_date}}